Free Writing Prospectus to Preliminary Pricing Supplement No. 8,276

Registration Statement Nos. 333-275587; 333-275587-01

Dated May 1, 2025; Filed pursuant to Rule 433

Morgan Stanley

SPXFP Callable Jump Notes due May 31, 2030

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	S&P 500® Futures Excess Return Index (SPXFP)
Call feature:

Beginning on the first redemption date, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. See the accompanying preliminary pricing supplement.

Early redemption:	Redemption date:		Redemption payment (per note):
	#1	June 1, 2026	At least $1,120.00
	#2	July 2, 2026	At least $1,130.00
	#3	July 30, 2026	At least $1,140.00
	#4	September 1, 2026	At least $1,150.00
	#5	October 1, 2026	At least $1,160.00
	#6	October 30, 2026	At least $1,170.00
	#7	December 2, 2026	At least $1,180.00
	#8	December 31, 2026	At least $1,190.00
	#9	February 1, 2027	At least $1,200.00
	#10	March 3, 2027	At least $1,210.00
	#11	April 1, 2027	At least $1,220.00
	#12	April 30, 2027	At least $1,230.00
	#13	June 2, 2027	At least $1,240.00
	#14	July 1, 2027	At least $1,250.00
	#15	July 30, 2027	At least $1,260.00
	#16	September 1, 2027	At least $1,270.00
	#17	September 30, 2027	At least $1,280.00
	#18	November 1, 2027	At least $1,290.00
	#19	December 2, 2027	At least $1,300.00
	#20	December 30, 2027	At least $1,310.00
	#21	February 1, 2028	At least $1,320.00
	#22	March 2, 2028	At least $1,330.00
	#23	March 30, 2028	At least $1,340.00
	#24	May 2, 2028	At least $1,350.00
	#25	June 2, 2028	At least $1,360.00
	#26	June 30, 2028	At least $1,370.00
	#27	August 1, 2028	At least $1,380.00
	#28	August 31, 2028	At least $1,390.00
	#29	October 2, 2028	At least $1,400.00
	#30	November 1, 2028	At least $1,410.00
	#31	November 30, 2028	At least $1,420.00

	#32	January 2, 2029	At least $1,430.00
	#33	February 1, 2029	At least $1,440.00
	#34	March 2, 2029	At least $1,450.00
	#35	March 30, 2029	At least $1,460.00
	#36	May 2, 2029	At least $1,470.00
	#37	June 1, 2029	At least $1,480.00
	#38	July 2, 2029	At least $1,490.00
	#39	August 1, 2029	At least $1,500.00
	#40	August 30, 2029	At least $1,510.00
	#41	October 2, 2029	At least $1,520.00
	#42	November 1, 2029	At least $1,530.00
	#43	November 30, 2029	At least $1,540.00
	#44	January 2, 2030	At least $1,550.00
	#45	January 31, 2030	At least $1,560.00
	#46	March 4, 2030	At least $1,570.00
	#47	April 1, 2030	At least $1,580.00
	#48	May 2, 2030	At least $1,590.00
Participation rate:	150%
Pricing date:	May 27, 2025
Observation date:	May 28, 2030
Maturity date:	May 31, 2030
CUSIP:	61778KJJ7
Estimated value:	$947.40 per note, or within $55.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225025958/ms8276_424b2-13867.htm

1All payments are subject to our credit risk

Hypothetical Payment at Maturity[1] (if the notes have not been redeemed prior to maturity)
% Change in Closing Level of the Underlier	Payment at Maturity (per Note)
+60.00%	$1,900.00
+40.00%	$1,600.00
+20.00%	$1,300.00
0.00%	$1,000.00
-20.00%	$1,000.00
-40.00%	$1,000.00
-60.00%	$1,000.00
-80.00%	$1,000.00
-100.00%	$1,000.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes may not pay more than the stated principal amount at maturity.

●The notes do not pay interest.

●If we redeem the notes based on the output of a risk neutral valuation model prior to maturity, the appreciation potential of the notes is limited by the fixed redemption payment specified for each redemption date.

●The notes are subject to early redemption risk.

●The market price of the notes may be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

●You may be required to recognize taxable income on the notes prior to maturity.

Risks Relating to the Underlier(s)

●Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oHigher future prices of a futures contract to which the underlier is linked relative to its current prices may adversely affect the value of the underlier and the value of the notes.

oSuspensions or disruptions of market trading in futures markets could adversely affect the value of the notes.

oLegal and regulatory changes could adversely affect the return on and value of the notes.

●Adjustments to the S&P 500® Futures Excess Return Index could adversely affect the value of the notes.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.